WFG PTP Opinion KIF Rep ltr

Kiewit Investment Fund LLLP
November 10 , 2006

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November 10, 2006

Kiewit Investment Fund LLLP
Kiewit Plaza
Omaha, Nebraska 68131

Ladies and Gentlemen:

We are counsel to Kiewit Investment Fund LLLP (the “Fund”), a limited liability limited partnership organized and operating under the laws of the State of Delaware pursuant to an Amended and Restated Limited Partnership Agreement, dated as of July 22, 2005 (the “Partnership Agreement”).  You have requested our opinion that, based on current United States federal income tax law and certain facts, assumptions and representations, the Fund will be treated as a partnership and not as a “publicly traded partnership” (within the meaning of section 7704(b) of the Internal Revenue Code of 1986, as amended (the “Code”)) that is treated as a corporation.1

 Unless otherwise indicated, all Section references are to the Code.

  Capitalized terms used but not defined in this opinion have the meanings set forth in Amendment No. 10 to the Fund’s Registration Statement on Form N-2 (the “Registration Statement”).

In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement (including the prospectus and the statement of additional information that are a part thereof); (ii) the Partnership Agreement; (iii) the Order Under Section 6(b) of the Investment Company Act of 1940 Granting an Exemption From Section 15(a) of the Act, dated as of October 12, 2005; and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  We have assumed that such documents, certificates and records are duly authorized, valid and enforceable.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Fund (including, without limitation, the Certificate of the Fund dated of even date herewith (the “Certificate”), and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

We have also assumed, with your permission, that the Fund is and will continue to be organized and operated in accordance with applicable law and the Partnership Agreement and all issuances, transfers and redemptions of Units will be made strictly in accordance with the Certificate, the Partnership Agreement and as described in the Registration Statement.

Our opinion is based on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations at any time (possibly with retroactive effect).  A change in any of the authorities upon which our opinion is based could affect our conclusion.  As the law in the area addressed in this opinion is not fully developed by way of judicial decisions or published authorities by the IRS, the conclusion reached in this opinion is based on a reasoned analysis of the law and, accordingly, is not free from doubt.  Thus, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to this opinion.

OPINION

Based on the facts and analysis set forth below, it is our opinion that:

1.

the Fund will be treated as a partnership for U.S. federal income tax purposes and will not be taxed as a corporation; and

2.

the Fund will not be a “publicly traded partnership” within the meaning of Section 7704(b).

FACTS

This opinion is based on our understanding of the facts set forth below.  You have represented to us that these facts are true and complete:

1.

The original documents conform to the copies that we have examined and the originals have been duly executed.

2.

The Fund is a limited liability limited partnership, duly organized and existing under the laws of the State of Delaware and registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

3.

The Fund is organized as an “employees’ securities company” under the 1940 Act.

4.

Units may only be purchased by:

a.

Peter Kiewit Sons’, Inc. (“Kiewit”) or an employer that is an affiliated person of it (as defined in Section 2(a)(3) of the 1940 Act) (“Affiliated Company”);

b.

Current full-time employees of Kiewit or of an Affiliated Company (“Eligible Employees”);

c.

Former employees of Kiewit or former employees of a company that was an Affiliated Company during such person’s employment (“Eligible Former Employees”);

d.

Immediate Family Members (as defined in the Certificate) of Eligible Employees and Eligible Former Employees;

e.

Current and former directors of Kiewit or an Affiliated Company;

f.

Directors of the Fund;

g.

Employees and officers of the Fund; and

h.

Qualified Investment Vehicles (as define in the Certificate).

5.

All offerings of Units (if any) after the initial offering have occurred and will occur in the future as of the end of the second and/or fourth calendar quarters of the Fund.

6.

The Units are not traded on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 (the “1934 Act”), a national securities exchange exempt from registration under Section 6 of the 1934 Act because of the limited volume of transactions or a foreign securities exchange that, under the law of the jurisdiction where it is organized, satisfies regulatory requirements that are analogous to those under Section 6 of the 1934 Act.

7.

The Units are not traded on a regional or local exchange or an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers electronically or by other means.

8.

The Units are not regularly quoted by any broker, dealer or other person making a market in the Units.

9.

No person regularly makes available to the public bid or offer quotes with respect to the Units, standing ready to buy or sell Units at the quoted prices for itself or on behalf of others.

10.

There is no readily available, regular and ongoing opportunity for partners of the Fund to sell or exchange their Units through a public means of providing information of offers to buy, sell or exchange Units.

11.

The Fund will not recognize any transfer of Units by Unitholders for any purpose, except such transfers as are described below:2

 Should the Fund choose to implement an option to call Units upon the death, financial hardship or retirement of Unitholders, the Fund will no longer recognize the transfer described in (a), (b) and (c).

a.

Upon receipt of 45 calendar days’ written notice, the Fund will recognize a transfer or sale by a holder of Units (“Unitholder”) who is an individual to a member of that Unitholder’s immediate family or to any trust or other entity the sole beneficiaries of which at all times are a Unitholder and/or that Unitholder’s immediate family members, a corporation, limited liability company, partnership or other entity 100% beneficially owned at all times by a Unitholder and/or that Unitholder’s immediate family and any fiduciary for the benefit of one of the above-mentioned entities;

b.

Upon receipt of 45 calendar days’ written notice to the Fund, the Fund will recognize a transfer (but not for value) by a transferee of a Unitholder to the original Unitholder of such Units; or

c.

In the case of death, financial hardship or retirement of a Unitholder who is an individual, and upon 45 calendar days’ written notice to the Fund, a Unitholder may, as of the end of the calendar quarter in which such event occurs or the next calendar quarter, sell his or her Units solely to another existing Unitholder other than Kiewit, the general partner or any other Affiliated Company.  The Fund may, not sooner than 15 days after receiving such notice, provide the selling Unitholder with a list of existing Unitholders who have expressed an interest to purchase Units.  The list may include existing Unitholders’ names, addresses, telephone numbers, email addresses and, if available, the number of Units the Unitholders desire to purchase.  If the Fund updates the list, it will not be updated more frequently than quarterly.  The Fund will not become involved in negotiations over the price of Units and will not provide any person with any information regarding the price of previous sale transactions or the identity of any Unitholder who has provided notice to the Fund that he or she is interested in selling Units.

i.

Except as described in (c), the Fund will not operate or establish, or facilitate the operation or establishment of, a matching service for the sale and purchase of Units.

12.

A Unitholder may pledge his, her or its Units as security for a cash loan made to such Unitholder by a bank or other financial institution or an immediate family member.

13.

The Fund may conduct repurchase offers in the first and third quarter of each calendar year, each for 5% to 25% of the then outstanding Units (the “Tender Offer”).  No more than two repurchase offers will be conducted in any calendar year.  The Fund will determine the repurchase price for a repurchase offer, generally on the last business day of March and September (the “Valuation Date”).  At least 60 calendar days prior to the Valuation Date, a Unitholder is required to notify the Fund in writing of the Unitholder’s intention to tender a specified number of Units pursuant to the repurchase offer.  If Units tendered in a repurchase offer fewer than 60 calendar days before the Valuation Date represent less than 50% of all Units tendered in the offer and less than 5% of all outstanding Units, the Fund may accept such late tenders (the “Late Tenders”); however, if 5% or more of all outstanding Units or 50% or more of all of all outstanding Units tendered are tendered in a repurchase offer fewer than 60 calendar days before the Valuation Date, the Fund will terminate its repurchase offer for that calendar quarter.

14.

The Fund may exercise an option to call Units upon the death, financial hardship and/or retirement of Unitholders at net asset value as of the end of the calendar quarter in which such event occurs or the following calendar quarter.

15.

The Fund may repurchase, at net asset value, any or all Units held by a Unitholder only in the following additional circumstances:

a.

An actual or attempted unauthorized transfer of Units by a Unitholder;

b.

Where the board of directors of the Fund determines that the continued participation in the Fund by the Unitholder could jeopardize the tax or regulatory status of the Fund or otherwise harm the Fund or other Unitholders;

c.

In the event of any breach of the Partnership Agreement or any other agreement between the Unitholder and the Fund;

d.

If more than 2% of the Fund’s outstanding Units are owned by Unitholders in any one Canadian Province and if such Canadian ownership would, under Canadian securities laws, prevent the Fund from conducting a repurchase offer, then upon 60 calendar days’ prior written notice, the Fund may call Units, pro rata, from Unitholders in a particular Province; or

e.

If there are more than 49 Unitholders in a Canadian Province.

16.

The Fund will not participate in the establishment of, or the inclusion of the Units on, any established securities market or any other market or equivalent identified in Treasury Regulation Section 1.7704-1;

17.

The Fund has never elected classification for U.S. federal income tax purposes under Treasury Regulation Section 1.7701-3(c), and will never elect under to be treated as a corporation for U.S. federal tax purposes.

18.

The Fund has, and at all times intends to have, two or more members.

19.

The Fund will not take any action inconsistent with classification of the Fund as a partnership for U.S. federal income tax purposes.  The Fund will make any election required under the Code or the Treasury Regulations thereunder in connection with such classification and will not elect to be classified as an association taxable as a corporation.

WFG PTP Opinion KIF Rep ltr

Kiewit Investment Fund LLLP
November 10 , 2006

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ANALYSIS AND DISCUSSION

A.  Treatment as a Partnership

A domestic business entity is treated as a partnership for U.S. federal income tax purposes if it has two or more members and is an “eligible entity.” 1

 Treas. Reg. Sec.301.7701-3(b)(1).

  An “eligible entity” is any business entity other than a business entity defined by the Treasury Regulations as being “corporations.”2

 Treas. Reg. Sec.301.7701-2(b).  Examples of ineligible entities include business entities organized under federal, state, or Indian tribal statute if the statute describes the entity as incorporated, a corporation, a body corporate or a body politic, an association, a joint-stock company or joint-stock association, an insurance company, a bank, a business entity wholly owed by a state or a political subdivision of a state or a business entity that is otherwise taxable as a corporation under the Code.

  If a domestic entity does not want to be treated under its default classification, it can elect an alternate classification under the so-called “check-the-box” regulations by filing a Form 8832 with the IRS.3

 Treas. Reg. Sec.301.7701-3(c).

The Fund is a Delaware limited liability limited partnership; a Delaware limited liability limited partnership is an eligible entity under the Treasury Regulations.  The Fund has never elected a classification for U.S. federal income tax purposes and will never elect to be treated other than as a partnership.  It has, and intends to continue to have, two or more members.  Therefore, the Fund will be treated as a partnership for U.S. federal income tax purposes.

B.  Publicly Traded Partnership

Notwithstanding the fact that an entity is treated as a partnership for U.S. federal income tax purposes, if that entity is a “publicly traded partnership,” it will be taxed as a corporation.4

 Section 7704(a).

  A publicly traded partnership is any partnership, the interests in which are either traded on an established securities market or readily tradable on a secondary market or the substantial equivalent thereof.5

 Section 7704(b).

(1)  Established Securities Market.  An established securities market is defined as (1) a national securities exchange registered under section 6 of the 1934 Act; (2) a national securities exchange exempt from registration under section 6 of the 1934 Act; (3) a foreign securities exchange that, under the law of the jurisdiction where it is organized, satisfies regulatory requirements analogous to those of section 6 of the 1934 Act; (4) a regional or local exchange; and (5) an interdealer quotation system that regularly disseminates firm buy or sell quotations.6

 Treas. Reg. Sec.1.7704-1(b).

The Units are not traded on any securities market and are not listed on any quotation system.  Thus, the Units are not traded on an established securities market, whether registered under section 6 of the 1934 Act or not.

(2)  Secondary Market.  Even where partnership interests are not traded on an established securities market, they may be readily tradable on a secondary market or the substantial equivalent thereof.  In deciding whether interests in a partnership are readily tradable on a secondary market or the substantial equivalent thereof, the Treasury Regulations offer several safe harbors under which transfers of partnership interests will be disregarded in determining if the interests are readily tradable on a secondary market.7

 Treas. Reg. Secs. 1.7704-1(e), (f), (g), (h) and (j).

  If the partnership does not meet the requirements of any safe harbor, it is necessary to evaluate, taking into account all of the facts and circumstances, whether partners are able to buy, sell or exchange their partnership interests in a manner economically comparable to trading on an established securities market.8

 Treas. Reg. Sec.1.7704-1(c)(1).

  The fact that the transfer of a partnership interest does not meet a safe harbor is disregarded in analyzing the facts and circumstances.9

 Treas. Reg. Sec.1.7704-1(c)(3).

The Treasury Regulations offer examples of circumstances that will, per se, be considered readily tradable on a secondary market or the substantial equivalent thereof, including (1) where the interests are regularly quoted by any person making a market in the partnership interests; (2) where any person regularly makes available to the public bid or offer quotes on the partnership interests, standing ready to buy or sell at the quoted prices; (3) where partners have a readily available, regular and ongoing opportunity to sell or exchange their partnership interest through a public means of obtaining or providing information of offers to buy, sell, or exchange; or (4) where prospective buyers and sellers otherwise have the opportunity to buy, sell or exchange partnership interests in a time frame and with regularity and continuity.10

 Treas. Reg. Sec.1.7704-1(c)(2).

  However, where a partnership does not participate in the establishment of a market, or recognize trades made on that market, interests in that partnership will not be considered to be traded on an established securities market or tradable on a secondary market or the substantial equivalent thereof.11

 Treas. Reg. Sec. 1.7704-1(d).

  Additionally, transfers upon the death of a partner and transfers between members of a family are disregarded in determining whether interests in a partnership are readily tradable on a secondary market or the substantial equivalent thereof.12

 Treas. Reg. Secs. 1.7704-1(e)(1)(ii) and (iii).

Taking into account all of the facts and circumstances of the Fund, the Units will not be treated as readily tradable on a secondary market or the substantial equivalent thereof because Unitholders are not able to buy, sell or exchange their Units in a manner economically comparable to trading on an established securities market.  There are no regular public quotations or offers to buy or sell the Units, and the Fund is not helping to establish a system to disseminate such information publicly.  Furthermore, Unitholders may only transfer their Units to immediate family members, to entities owned by the Unitholder and/or immediate family members or to other Unitholders.  In order to transfer their Units, Unitholders must inform the Fund at least 45 calendar days in advance.  In the case of death, financial hardship or retirement, the Fund may supply a Unitholder with a list of other Unitholders who wish to purchase more Units, but will not provide a list of Unitholders who wish to sell their Units.  In addition, the Fund will not take part in the negotiations and will not make public the price at which prior sales have occurred.  If Units are otherwise sold or transferred, the Fund will not recognize the sale or transfer, and may call the Unitholders’ Units.  The limited opportunities the Fund has provided for Unitholders to sell their Units, and the lack of publicly available information about price, demonstrate that the Units are not tradable on a secondary market.  Furthermore, any transfer made to an immediate family member of a Unitholder or made at the death of a Unitholder is disregarded in analyzing whether Units may be readily transferred.  The only other transfers permitted by the Fund are transfers upon retirement and upon financial hardship.  Therefore, most transfers made by Unitholders are not to be considered in a facts and circumstances analysis performed under the Treasury Regulations.

In addition, the Fund has semiannual liquidity pursuant to the Tender Offer procedure, and the Unitholders must give not less than 60 calendar days’ notice, in order to have their Units redeemed by the Fund aside from those Units tendered pursuant to a Late Tender, but the Tender Offer will be cancelled if Units tendered by Late Tenders represent 5 percent or more of the outstanding Units or 50% or more of the Units tendered pursuant to the offer.  Other than the semiannual redemptions, the Fund can call Units in certain situations, but such situations are not within the control of the Unitholder.  Because the Units have highly limited liquidity, both in terms of transfers and redemptions by the Fund, the facts and circumstances demonstrate that Unitholders are not able to buy, sell or exchange their Units in a manner economically comparable to trading on an established securities market and, as a result, are not, under the Treasury Regulations’ facts and circumstances test, readily tradable on a secondary market or the substantial equivalent thereof.

Because the Units are not traded on an established securities market or readily tradable on a secondary market or the substantial equivalent thereof, the Fund will not be treated as a publicly traded partnership, taxable as a corporation, for U.S. federal income tax purposes.

OPINION

Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, the Fund will be treated as a partnership and not as a “publicly traded partnership” (within the meaning of Section 7704(b)) that is treated as a corporation.

ADDITIONAL MATTERS

Except as set forth above, we express no other opinion.  We note that our opinion is based upon existing law and Treasury Regulations, and no assurance can be given that changes in the law, Treasury Regulations, or their respective interpretations may not be forthcoming which, if ultimately sustained, would modify this conclusion.

Our opinion is based upon the accuracy of the Certificate, the provisions of the Partnership Agreement and the Registration Statement.  Our opinion may not be relied upon if such Certificate is not accurate, if any of such provisions of the Partnership Agreement or if any provision of the Registration Statement are not satisfied in all material respects.

The Code, case law, Treasury Regulations and Service rulings and pronouncements upon which this opinion is based may change in ways that might invalidate, retroactively or prospectively,  the conclusions we set forth in this letter.  In delivering this opinion, we do not assume an obligation to update the opinion or to inform you of any changes in the legal authorities upon which our conclusions are based.  This opinion can be relied on only by the Fund.

If you use or refer to this opinion in promoting, marketing or recommending the Units to any person, you must advise that person that (a) such person should seek advice with respect to the relevant federal, state and local tax issues from an independent tax advisor and (b)  this opinion (i) was not intended or written to be used, and cannot be used, for the purpose of  that person’s avoiding penalties under the Internal Revenue Code and (ii) was written to support the promotion and marketing of the Units.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

WFG PTP Opinion KIF Rep ltr

Kiewit Investment Fund LLLP

November 10 , 2006

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